1281 Murfreesboro Road Nashville, Tennessee 37217	PRESS RELEASE Release Date: March 2, 2007 PR 07-03

Investor Relations contact:

William J. Harter	Phone: (901) 541-3399
Senior Vice President	Fax: (901) 366-3875
Corporate Development, Banking & Finance	Email: bill.harter@directgeneral.com

DIRECT GENERAL REACHES AGREEMENT
TO SETTLE SHAREHOLDER LITIGATION

Nashville, Tennessee, March 2, 2007 - Direct General Corporation (Nasdaq: DRCT) today announced that it entered into a Memorandum of Understanding with other defendants and the plaintiffs to settle a consolidated class action pending in the United States District Court for the Middle District of Tennessee, Nashville Division, entitled In re Direct General Corporation Sec. Litig. The stipulated settlement amount is $14.94 million, which is apportioned to the defendants, and the plaintiffs agree to dismiss with prejudice all claims against all defendants to the action.
The lead plaintiffs to the consolidated class action allege that Direct General and certain of its directors and current and former officers made false and misleading statements with respect to liabilities that had been recorded for unpaid losses and loss adjustment expenses. Lead plaintiffs assert claims under the Securities Exchange Act of 1934 and the Securities Act of 1933. Direct General, its directors, and current and former officers do not admit to liability or fault.

The memorandum of understanding is subject to several conditions, including approval by the court. The parties to the action intend to submit a stipulation of settlement to the court seeking preliminary approval of the settlement.

Pending Merger Transaction

On December 5, 2006, Direct General Corporation announced its execution of a definitive agreement to merge with Elara Holdings, Inc., an affiliate of Fremont Partners and Texas Pacific Group, under which Elara will acquire all of the outstanding common stock of Direct General. In the transaction, Direct General's shareholders will receive $21.25 in cash for each share of Direct General common stock that they hold. The transaction is subject to receipt of shareholder approval and required regulatory approvals, as well as satisfaction of other closing conditions. A special meeting of the shareholders to consider the merger has been set to occur at Direct General Corporation's corporate headquarters located at 1281 Murfreesboro Rd, Nashville, Tennessee 37217 on March 8, 2007 at 11:00 am local time.

Important Additional Information Regarding the Proposed Merger has been Filed with the SEC

In connection with the proposed merger, Direct General Corporation has filed a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Direct General at the Securities and Exchange Commission's web site at http://www.sec.gov/. The proxy statement and such other documents may also be obtained for free by directing such request to Direct General Investor Relations, telephone: (901) 541-3399 or on the investor relations page of Direct General's website at http://www.directgeneral.com/.

Direct General and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers, which may be different than those of Direct General's shareholders generally, is included in Direct General's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current expectations of Direct General’s management. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the failure to obtain approval of the court of the stipulation of settlement; (2) a party withdrawing or otherwise terminating its participation in the Memorandum of Understanding; (3) the withdrawal of any defendants due to the requisite number of class members opting out; or (4) other factors that are described in Direct General’s filings made with the Securities and Exchange Commission. While Direct General’s management makes projections and estimates in good faith, many of the factors that will determine the outcome of the subject matter are beyond Direct General’s ability to control or predict. Direct General undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

General Information

Direct General Corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services through neighborhood sales offices staffed predominantly by its own employee-agents. Direct General’s current operations are concentrated primarily in the southeastern part of the United States. Additional information about Direct can be found online at www.directgeneral.com.